Exhibit 5.1

ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006 202.857.6000 main 202.857.6395 fax afslaw.com

August 7, 2025

Board of Directors

Ramaco Resources, Inc.

250 West Main Street, Suite 1800

Lexington, Kentucky 40507

Ladies and Gentlemen:

We have acted as counsel to Ramaco Resources, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”) of the Company’s prospectus supplement, dated August 5, 2025 ( the “Prospectus Supplement”), forming part of the automatic shelf registration statement on Form S-3, Registration No. 333-289251 (the “Registration Statement”), filed by the Company with the Commission on August 5, 2025, and which Registration Statement became effective under Rule 462(e) under the 1933 Act Regulations. The Prospectus Supplement relates to the proposed sale of (i) 10,666,667 shares of the Company’s common stock, $0.01 par value per share (the “Shares”) and (ii) up to an additional 1,600,000 Shares (the “Selling Shareholders Shares”) for which the selling stockholders of the Company named therein (the “Selling Stockholders”), have granted the underwriters a 30-day option to purchase at the public offering price, less the underwriting discount. The Shares are being sold to the several underwriters named in, and pursuant to an underwriting agreement among the Company, the Selling Stockholders and such underwriters (the “Underwriting Agreement”).

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, the Prospectus Supplement and the prospectus included in the Registration Statement, the Underwriting Agreement, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that the Shares, when issued by the Company, against payment therefor in the circumstances contemplated by the Underwriting Agreement, will have been duly authorized for issuance by all necessary corporate action by the Company, and will be validly issued, fully paid and non-assessable; and the Selling Shareholder Shares have been duly authorized and are validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the General Corporation Law of Delaware, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

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August 7, 2025 Page 2

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed on the date hereof and to the reference to us under the caption “Legal Matters” in the Prospectus and under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ ArentFox Schiff, LLP